Exhibit 99.1

NEWS RELEASE

Tenet Healthcare Corporation
Headquarters Office
3820 State Street
Santa Barbara, CA 93105
Tel 805.563.6855
Fax 805.563.6871

<http://www.tenethealth.com/>	Contacts: Media: Harry Anderson (805) 563-6816 Investors: Diana Takvam (805) 563-6883

Tenet Discloses New Developments in San Diego Case

SEPT. 24, 2003 - Tenet Healthcare Corporation (NYSE: THC) disclosed that late Tuesday afternoon the associate administrator of Alvarado Hospital Medical Center, a San Diego-area facility owned by a Tenet subsidiary, voluntarily surrendered under an arrest warrant obtained by federal authorities.  The development is apparently part of the government’s ongoing investigation of physician relocation agreements at that hospital.

Mina Nazaryan voluntarily surrendered before a federal judge in San Diego.  The U.S. attorney’s complaint alleges, among other things, that Nazaryan received personal payments for arranging certain relocation agreements at Alvarado and obstructed the government’s investigation into these matters.  The company said it now expects a federal grand jury to issue a superceding indictment, perhaps as soon as Thursday, that adds Nazaryan to the defendants who were already indicted in the case.

In December 2002, Nazaryan’s office and the hospital chief executive’s office were searched under warrant by federal authorities.  In June, Alvarado’s long-time chief executive officer was indicted in connection with the San Diego U.S. attorney’s investigation of that hospital’s use of relocation agreements.  Generally, relocation agreements are widely used by hospitals to attract new physicians to their communities.  In July, an indictment was returned against the hospital itself and Tenet HealthSystem Hospitals, Inc.  The defendants in those indictments have denied the allegations.

Alvarado Hospital Medical Center is a 311-bed facility that is one of only two hospitals serving a population of about 470,000 in eastern San Diego County.

Tenet previously said that it believes its corporate policy on physician relocation agreements, which has been in place since 1996, is entirely appropriate under the law.  About 42,000 physicians have admitting privileges at Tenet’s 112 hospitals in 16 states.  Of those, fewer than 2.5 percent have relocation agreements now in place.  A copy of the company’s policy is posted on its website at www.tenethealth.com <http://www.tenethealth.com>.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 112 acute care hospitals with 27,474 beds and numerous related health care services.  Tenet and its subsidiaries employ approximately 113,526 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com <http://www.tenethealth.com>.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.